UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 21, 2007
Kraton Polymers LLC
(Exact name of registrant as specified in its charter)

Delaware	333-123747	94-2805249

(State or other jurisdiction of	(Commission	(I.R.S. Employer Identification No.)
incorporation)	File Number)

15710 John F. Kennedy Blvd., Suite 300	77032
Houston, Texas

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	281-504-4700
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 5.02(e) Compensatory Arrangements of Certain Officers.
On December 19, 2007, Kraton Polymers LLC (“Kraton”), Mr. Nicholas G. Dekker and Kraton Polymers France SAS entered into Amendment No. 1 to the Tripartite Agreement (“Tripartite Amendment”) (originally entered into on April 9, 2007 and filed pursuant to a form 10-K on April 12, 2007). The Tripartite Amendment terminates Article 4 of such agreement in its entirety such that Mr. Dekker’s employment agreement will govern the termination of his employment.
On December 19, 2007, Kraton and Mr. Dekker also entered into Amendment No. 1 to the Employment Agreement (“Employment Agreement Amendment”) (originally entered into on April 9, 2007 and filed pursuant to a form 10-K on April 12, 2007), extending Mr. Dekker’s employment agreement with Kraton until October 5, 2008.
Under the Employment Agreement Amendment, Dekker may resign for any reason under certain circumstances and receive severance. Additionally, the severance provisions of his employment agreement were amended to provide for additional severance in certain circumstances. Furthermore, Kraton agreed not to exercise its right to repurchase shares from Mr. Dekker received through equity incentive awards to the extent such rights are triggered solely as a result of the termination of Mr. Dekker’s employment, and agreed that Mr. Dekker would continue to vest in any incentive awards that are options to purchase units granted pursuant to the terms of the TJ Chemicals 2004 Option Plan as if Mr. Dekker remained employed until at least January 1, 2008 and that any vested units shall remain outstanding for the remainder of such options’ ten-year term.
The aforementioned amendments are effective immediately, and the description thereof herein is qualified in its entirety by reference to the amendments, filed as exhibits hereto.
Item 9.01 Financial Statements and Exhibits.
The following exhibit is filed with this Current Report pursuant to Item 9.01.
(c) Exhibits
99.1 Amendment No. 1 to the Employment Agreement for Nicholas G. Dekker
99.2 Amendment No. 1 to the Tripartite Agreement for Nicholas G. Dekker

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraton Polymers LLC
December 21, 2007	By:	/s/ Joseph J. Waiter
		Name:	Joseph J. Waiter
		Title:	Vice President and General Counsel

Exhibit Index

Exhibit	Description of Exhibit
99.1	Amendment No. 1 to the Employment Agreement for Nicholas G. Dekker

99.2	Amendment No. 1 to the Tripartite Agreement for Nicholas G. Dekker